Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Relations:	Investor Relations:
Anne Marshall	Brinlea Johnson
drugstore.com	The Blueshirt Group
425.372.3464	212-551-1453
amarshall@drugstore.com	brinlea@blueshirtgroup.com

drugstore.com, inc. Agrees to Acquire SkinStore.com

BELLEVUE, WA – December 28, 2009 – drugstore.com, inc., (NASDAQ: DSCM) a leading online retailer of health, beauty, vision, and pharmacy products that owns and operates the Beauty.comTM webstore, today announced that it has entered into an agreement to acquire Salu, Inc. in a stock and cash transaction. Salu owns and operates the SkinStore.comTM webstore, a leading online retailer of clinical skin care and beauty products. Additionally, Salu has distribution capabilities in Australia and operates the spalook.comTM webstore for Sandow Media, parent company of NewBeauty Magazine. In 2009, Salu is expected to generate at least $40 million of revenue, $500,000 of net income and $1.4 million of adjusted EBITDA, excluding one-time transaction-related charges.

The acquisition will create one of the largest online beauty retailers offering consumers a wide-ranging product selection, with mass beauty products on drugstore.com, prestige beauty brands on Beauty.com and clinical skin care products on SkinStore.com. Together, the companies will have a broader array of products to offer across their online stores and will gain efficiencies in many operational areas. Under the agreement, Salu will continue to focus on its brands and exceptional customer experience and will operate in Sacramento, California.

“Beauty is a cornerstone of our growth strategy, and we are delighted to expand our footprint with the addition of SkinStore.com to our online portfolio,” said Dawn Lepore, CEO and chairman of the board, drugstore.com, inc. “This acquisition will further solidify our position as a first choice for beauty consumers and brings us one step closer toward achieving our goal of becoming the leading online retailer of beauty and spa products.”

Under the terms of the agreement, the transaction is valued at $36 million payable half in cash and half in drugstore.com common stock, plus an opportunity for senior management of Salu to receive an additional amount based on achievement of certain performance targets and integration milestones.

“This partnership is a tremendous opportunity to leverage each other’s strengths and together become a clear leader in online beauty,” said Jim Steeb, CEO, Salu, Inc. “We will continue to build the SkinStore brand and our partnership with spalook and to serve our customers well. We believe drugstore.com, along with Beauty.com, is the best partner to help us do this over the long term.”

The acquisition is expected to be accretive to drugstore.com, inc. earnings per share in 2010, excluding one-time transaction fees and integration costs. drugstore.com, inc. expects to record approximately $2.4 million to $2.9 million of transaction and integration related expenses in fiscal year 2010. The transaction is expected to close in the first quarter of fiscal 2010.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ:DSCM) is a leading online retailer of health, beauty, vision and pharmacy products. Our portfolio of brands include: drugstore.com™, Beauty.com™ and VisionDirect.com™. All are accessible from http://www.drugstore.com and provide a convenient, private, and informative shopping experience while offering a wide assortment of more than 45,000 products at competitive prices.

The drugstore.com pharmacy is certified by the National Association of Boards of Pharmacy (NABP) as a Verified Internet Pharmacy Practice Site (VIPPS) and operates in compliance with federal and state laws and regulations in the United States.

About Salu, Inc.

Salu, Inc. is the parent company of SkinStore.com, physician founded and directed since 1997. SkinStore.com carries over 200 premium brands of skin care and beauty products typically found only in luxury spas, fine stores and dermatologist offices. An aesthetician-staffed call center is available to answer customer questions. The privately-owned venture-funded company is headquartered in Gold River (Sacramento), California.

Additional information

This announcement was issued on December 28, 2009. In connection with the proposed acquisition, drugstore.com has filed a current report on Form 8-K dated December 27, 2009 with the SEC. The Form 8-K is available at www.sec.gov or at www.investor.drugstore.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on our expectations, estimates and projections as of the date of this release. These forward-looking statements include statements regarding the expected 2009 financial results of Salu, the anticipated benefits of the acquisition and impact on drugstore.com’s business and 2010 financial results, and the expected timing of the closing of the transaction. Forward-looking statements are based on current expectations, and are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from that contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the inability to complete the transaction due to the failure to receive approvals or to satisfy other conditions to the transaction; the risk that the proposed transaction disrupts current plans and operations; the risk that anticipated synergies and opportunities as a result of the transaction will not be realized; difficulty or unanticipated expenses in connection with integrating Salu into drugstore.com; the risk that the acquired business does not perform as planned, including as a result of overall changes in the economy; changes in consumer spending and consumer trends; fluctuations in the stock market; changes affecting the Internet, online retailing, and advertising; the unpredictability of future revenues, expenses, and potential fluctuations in revenues and operating results; possible tax liabilities relating to the collection of sales tax; and the ability to manage multiple growing businesses. Certain of these and other risks and uncertainties are discussed in the section entitled “Risk Factors” in drugstore.com’s most recent quarterly filing with the SEC. You should not rely on a forward-looking statement as representing the views of drugstore.com or its management as of any date other than the date on which it made the statement. drugstore.com expressly disclaims any intent or obligation to update any forward-looking statement after the date on which it made such statement.

Non-GAAP Measures

In this release, we present the non-GAAP financial measure of adjusted EBITDA for Salu, Inc., defined as earnings before interest, taxes and depreciation, adjusted to exclude the impact of stock based compensation expense. This non-GAAP measure is provided to enhance the user’s overall understanding of Salu’s current financial performance. We believe that adjusted EBITDA, as defined, provides useful information to management and to investors by excluding certain items that may not be indicative of Salu’s core operating results. In addition, because drugstore.com, inc. has historically provided adjusted EBITDA measures to investors, management believes that including Salu’s adjusted EBITDA measures provides consistency in drugstore.com’s financial reporting. However, adjusted EBITDA is not intended to be considered in isolation of, as a substitute for, or superior to GAAP financial information. We have included reconciliations in this release of this non-GAAP measure to the nearest GAAP measure.

SUPPLEMENTAL INFORMATION: Reconciliation of Net Income to Adjusted EBITDA (See Note 1 below):

(In thousands, unless otherwise indicated)	Nine Months Ended September 30, 2009
Net income	$468
Stock-based compensation	48
Depreciation	272
Interest expense, net	333

Adjusted EBITDA	$1,121

NOTE 1: Supplemental information related to Salu’s adjusted EBITDA for the nine months ended September 30, 2009 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles.

Adjusted EBITDA is defined as earnings before interest, taxes and depreciation, adjusted to exclude the impact of stock-based compensation expense.

SUPPLEMENTAL INFORMATION: Reconciliation of Forecasted Q4 2009 and FY 2009 Net Income Range to Forecasted Q4 2009 and FY 2009 Adjusted EBITDA Range:

Range Calculated As:

	Three Months Ended December 31, 2009		Twelve Months Ended December 31, 2009
(In thousands, unless otherwise indicated)	Range High	Range Low	Range High	Range Low
Net income	$150	$50	$618	$518
Stock-based compensation	20	20	68	68
Depreciation	100	100	372	372
Interest expense, net	109	109	442	442

Adjusted EBITDA	$379	$279	$1,500	$1,400

As noted, net income and adjusted EBITDA for the three- and twelve-month periods ending December 31, 2009 exclude one-time transaction-related charges that cannot be estimated at this time. Such charges could be material to Salu’s net income and adjusted EBITDA for these periods.